EXHIBIT 99

NYSE Arca GRANTS EMRISE A SIX-MONTH CURE PERIOD

RANCHO CUCAMONGA, CALIFORNIA, – January 2, 2008 -EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that the NYSE Regulation, Inc. staff (“Staff”) has granted EMRISE a six-month cure period to comply with the minimum price per share requirement for continued listing under NYSE Arca Equities Rule 5.5(h)(4), subject to ongoing assessment.

The six-month cure period commenced on November 13, 2007, the date the Company received the Staff’s initial letter of non-compliance which was previously announced in a press release and in a Form 8-K dated November 20, 2007.  During the cure period, the Staff will perform periodic reviews of the goals and initiatives outlined by EMRISE in its November 30, 2007 submission to the Staff.  In particular, in that submission, the Company indicated to the Staff that it believes the share price will improve based on the then anticipated and now recently announced closing of its $23 million debt financing, the possibility of a future accretive acquisition, the Company’s expectations for profitability, and its optimistic outlook for its two primary growth drivers, In Flight Entertainment and Communications products and TiemPoTM edge network timing and synchronization products.

During the cure period, EMRISE is required to provide the Staff with quarterly updates analyzing the current quarter’s progress in achieving its goals and initiatives meant to regain compliance.  The update is due at the end of each quarter, concurrent with the Company’s appropriate SEC filing.

By the expiration of the six-month cure period, EMRISE must have achieved a $1.00 share price and a $1.00 average share price over the 30 trading days immediately preceding the expiration of the cure period.  Failure to achieve the minimum requirement at the appropriate time will result in EMRISE being suspended from NYSE Arca with an NYSE application being made to the SEC to approve delisting.

About EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment.  EMRISE’s electronic devices group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides power conversion, RF and microwave devices, and digital and rotary switches to the North American, European and Asian electronic markets.  EMRISE’s communications equipment group, consisting of CXR Larus Corporation and CXR Anderson Jacobson provides network access and communication timing and synchronization products to the North American, European and Asian communications industry.  Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan.  As of December 31, 2007, EMRISE had a total of approximately 300 employees in its various subsidiaries and divisions.  Website: www.EMRISE.com. Listed on NYSE Arca under the ticker symbol: ERI.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the timing and content of any compliance material to be prepared by the Company for submission to the Staff, possible approval by the Staff of such materials, the possible improvement of the Company’s stock price, the possibility of an accretive acquisition and the Company’s expectation of profitability and its optimistic outlook for In Flight Entertainment and Communications Products and  TiemPo™ edge network timing and synchronization products are all forward-looking statements that involve a number of risks and uncertainties. Actual future events could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, any determination that the Staff may make as to the Company’s listing status and compliance including a lack of progress on the goals and initiatives as outlined by EMRISE in its submission to the Staff, failure of the Company’s stock price to improve, failure of the Company’s stock price to achieve the required minimum share price requirements, failure to complete any acquisition or in the event that an acquisition is completed, such acquisition is not accretive to the Company’s earnings, lack of profitability, the inability for the Company to successfully grow either its In Flight Entertainment and Communications products or its TiemPo™ edge network timing and synchronization products businesses, and other risks as contained in the Company’s public statements and its periodic reports and other filings with the Securities and Exchange Commission.